EX 10.1

OLD SECOND BANCORP, INC. 2014 EQUITY INCENTIVE PLAN

___________

<NAME>

<###> Units

FORM OF RESTRICTED STOCK UNIT AGREEMENT

Performance-Based

____________

This PRSU Agreement (“Agreement”) is made as of _____________ (the “Grant Date”), between OLD SECOND BANCORP, INC. (the “Company”), and the Participant named above (“Participant”).

The Old Second Bancorp, Inc. 2014 Equity Incentive Plan (the “Plan”) is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  The Committee has determined that the Participant is eligible to participate in the Plan.  The Committee has awarded to the Participant a Stock Award under the Plan consisting of PRSUs  as described in this Agreement and subject to the terms of the Plan.

The Participant acknowledges receipt of a copy of the Plan and accepts this PRSU Award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

1.Award.  Company hereby awards to the Participant <###> restricted stock units, subject to the restrictions imposed under this Agreement and the Plan (the “PRSUs”).  Each PRSU entitles the Participant to one Share of Company Stock upon the vesting of such PRSU as set forth below.

2.Transferability.  PRSUs are generally not transferable by the Participant except by will, by the laws of descent and distribution, or pursuant to a domestic relations order, except (a) for those limited circumstances set forth in the Plan and approved by the Committee, and (b) where the Participant has designated a beneficiary to receive payment of benefits upon his or her death by filing with the Company a designation of beneficiary as provided in Section 7.3 of the Plan.

3.Vesting.  PRSUs will vest upon satisfaction of both of the following:

3.1 the Company’s achievement of performance targets determined by the Committee and attached as Exhibit A for the Performance Period (as defined in Exhibit A), and

3.2the Participant remains in the continuous service of the Company or one or more of its Subsidiaries until the conclusion of the Restricted Period  (subject to the exceptions set forth in Section 4 below).

The “Restricted Period” shall begin on the first day of the Performance Period and shall end on the date of the issuance of the audit opinion with respect to the Company’s consolidated financial statements for the fiscal year ending on the last day of the Performance Period, but in no event later than March 5th of the year following the last day of the Performance Period.    As soon as administratively feasible following vesting of each PRSU,  the Company will issue to the Participant (electronically or in certificate form, as the Committee determines), but no later than March 15 of the year following the last day of the Performance Period.  No fractional Shares shall be delivered pursuant to this Award (cash shall be paid in lieu thereof).

4.Termination of Service.  Subject to Section 11 below, if the Participant incurs a Termination of Service initiated by the Company without Cause, or by the Participant due to Good Reason, or due to the Participant’s death, Disability, or Retirement,  then

4.1With respect to any PRSUs for which the Performance Period has already ended, the continuous service requirements of Section 3.2 above shall be waived and such PRSUs shall fully vest and be paid as set forth in Section 3 above.

4.2With respect to any PRSUs for which the Performance Period has not yet ended, the continuous service requirements of Section 3.2 above shall be waived and a pro rata portion of such PRSUs shall vest in full.  Such pro rata portion shall be calculated as follows: (i) the Target (100%) number of PRSUs set forth on Exhibit A to this Agreement, will be multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the Performance Period and the effective date of the Participant’s Termination of Service and (y) the total number of full months in the respective Performance Period.  Shares due upon vesting of such PRSUs shall be issued as soon as administratively feasible, but in no event later more than 30 days after such Termination of Service.

Except as specifically provided herein,  any unvested PRSUs shall be forfeited upon the Participant’s Termination of Service for any reason (or, in the case of Termination of Service for Cause, upon notification of such termination, if earlier).

5.No Right to Continued Service.  This Award shall not impose upon the Company or any Subsidiary any obligation to retain the Participant in its employ or service for any given period or upon any specific terms.  The Company or any Subsidiary may at any time dismiss the Participant from employment or service, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with the Participant.

6.Dividends Rights.  Prior to issuance of Stock pursuant to a PRSU held by the Participant,  the Participant shall be entitled to

6.1dividend equivalents on such PRSU equal to any cash dividends issued on one Share.  Such dividend equivalents shall be subject to the same restrictions and vesting and payment schedule as the Shares to which such dividends relate and shall be made in accordance with the Company’s Equity Awards Accounting Processes policy, as such shall be in effect as of each respective cash dividend record date occurring prior to issuance of such Stock; and

6.2 all non-cash dividend, distribution and liquidation rights with respect to such PRSU as if the Participant held unrestricted Stock.  Any such non-cash dividends,  distributions or rights shall be subject to the same restrictions and vesting and payment schedule as the Shares to which such dividends, distributions or rights relate.

Notwithstanding the above, this Award shall not confer upon the Participant any rights as a Shareholder unless and until such Shares are reflected as issued and outstanding on the Company’s stock ledger.

7.Illegality; Securities Law Compliance. The Company will not be obligated to issue any shares to the Participant under this Agreement or make any other distribution of benefits under the Plan if the issuance of such shares or such distribution shall constitute a violation by the Participant or the Company of any provision of any law, order or regulation of any governmental authority, including the requirements of any securities exchange or similar entity.

Shares issued to the Participant upon the vesting of PRSUs are subject to federal securities laws.  In some cases, foreign, state or local securities laws may also apply.  If the Committee determines that certain registrations or filings are needed or desired to comply with these various securities laws, then the Company may delay the delivery of Shares until the necessary approvals or filings are obtained.  In order for the Company to meet an exemption from securities registration requirements, it may also require the Participant to provide it with certain information, representations and warranties before it will issue Shares to the Participant.

Delivery of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity.  Where applicable, the certificates evidencing any Shares may contain wording (or otherwise as appropriate in electronic format) indicating that conditions, restrictions, rights and obligations apply.

8.Taxes.  The Company or one of its Subsidiaries shall be entitled to (a) withhold and deduct from the Participant’s future wages (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to this Award; or (b) require the Participant promptly to remit the amount of such withholding to the Company or a Subsidiary before taking any action with respect to this Award.  Unless the Committee provides otherwise, withholding may be satisfied by withholding Stock to be received or by delivery to the Company or a Subsidiary of previously-owned Stock.

9.Clawback.  This Award is subject to the Company’s clawback rights set forth in Section 7.16 of the Plan.  The Participant’s receipt of this Award constitutes the Participant’s acknowledgment of and consent to the Company’s application of its clawback policies, as in effect from time to time, to this Award and to any Shares or other benefits received in connection herewith.

10.Breach of Restrictive Covenants.  This Award may be subject to forfeiture if the Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between the Participant and the Company or any Subsidiary, as described in Section 7.17 of the Plan.

11.Change in Control.

11.1PRSUs Assumed or Substituted by Surviving Entity.  If this Award is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board,  the PRSUs will become fully vested at the end of the Performance Period as to the Target (100%) number of PRSUs set forth in  Section 1 above and settled as soon as administratively feasible, but no later than January 30 of the year following the last day of the Performance Period;  provided that the Participant does not incur a Termination of Service prior to the end of such Performance Period; and provided further that,  if, prior to the end of the Performance Period and within two years after the effective date of such Change in Control, the Participant incurs a Termination of Service by the Company (or such surviving entity) without Cause or by the Participant for Good Reason,  the Target (100%) number of PRSUs set forth in Section 1 of this Agreement shall immediately vest and be settled within thirty (30) days following the effective date of the Participant’s Termination of Service.

11.2PRSUs Not Assumed or Substituted by Surviving Entity.  To the extent that this Award is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then upon the occurrence of a Change in Control  the Fair Market Value of the Target (100%) number of PRSUs set forth in Section 1 above shall be determined as of the date of the Change in Control (the “PRSU Amount”).  The PRSU Amount will be paid in cash (without interest) to the Participant as soon as administratively feasible after the conclusion of the Performance Period.  If prior to the end of the Performance Period and within two years after the effective date of the Change in Control, the Participant incurs a Termination of Service by the Company (or such surviving entity) without Cause  or  by the Participant for Good Reason, then the PRSU Amount shall be paid to the Participant within thirty (30) days following the effective date of the Participant’s Termination of Service.

12.Definitions.    Capitalized terms not defined herein shall be as defined in the Plan.  For purposes of this Agreement, the following term has the following definition:

12.1“Cause”  shall have the meaning set forth in any written employment agreement or change in control agreement in effect between the Participant and the Company or Subsidiary at the date of Termination of Service or, if no such agreement exists, means the occurrence of any one (1) or more of the following events: (a) a demonstrably willful and deliberate act or failure to act by the Participant (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its Subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or its Subsidiary for which the Participant works; or (b)  the Participant’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its Subsidiaries.

12.2“Good Reason”  shall have the meaning set forth in any written employment agreement or change in control agreement between the Participant and the Company or Subsidiary at the date of Termination of Service or, if no such agreement exists, means the occurrence of any one (1) or more of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason: (a) a material and adverse change in the nature, scope, or status of the Participant’s position, authorities, or duties; (b) a material reduction in the Participant’s annual base salary or a material reduction in the Participant’s aggregate benefits or other compensation plan; (c) a relocation of the Participant’s primary place of employment of more than twenty-five (25) miles from the Participant’s primary place of employment as of the Grant Date; or (d) a material breach by the Company of this Agreement.

Notwithstanding any provision of this definition to the contrary, (A) prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in a clause immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any termination for Good Reason must occur within six (6) months of the initial existence of the condition constituting Good Reason.

12.3“Retirement”  means “Retirement” as defined in the Plan; provided that, the Participant incurs a Termination of Service in good standing after providing at least one year’s prior written notice of such Retirement to the Company.

13.Amendment.  This Agreement shall not be modified except in a writing executed by the parties hereto.

14.Agreement Controls.  The Plan is incorporated in this Agreement by reference.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.  Furthermore, in the event of any conflict between the terms of this Agreement or the terms of the Plan and any written employment agreement or change in control agreement with the Participant, the provisions of the written employment agreement or change in control agreement shall control.  For the avoidance of doubt, and in furtherance of the foregoing sentence, to the extent that any defined term in this Agreement, such as “Good Reason” or “Cause,” is defined separately or differently in any written employment agreement or change in control agreement with the Participant, the definition of any such term as set forth in such written employment agreement or change in control agreement shall control.

* * *

This Award has been issued by the Company by authority of its Compensation Committee.

OLD SECOND BANCORP, INC.

“Company”

________________________________

By:

Its:

________________________________

Signature:

Name:

“Participant”